UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2015

Jefferies Group LLC

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On April 9, 2015, we entered into an agreement with Société Générale S.A. to transfer certain client exchange and over-the-counter transactions associated with our futures business for the net book value of the over-the-counter transactions, calculated in accordance with certain principles set forth in the agreement, plus the repayment of certain margin loans in respect of certain exchange transactions. In addition, we agreed to enter into a total return swap with respect to other over-the-counter transactions which will not be transferred, which is intended to replicate the economics of such non-transferred over-the-counter transactions. The transfer is subject to customary closing conditions for a transaction of this nature. We anticipate that the completion of this transaction will occur during the second quarter of 2015. We are not able to estimate, at this time, the total assets and liabilities that will be transferred as such amounts will fluctuate based on daily client activity through the date of closing.

In addition, we expect to terminate our $750.0 million credit facility shortly after the closing of the above transaction. Upon termination of the credit facility, unamortized deferred origination costs of $5.4 million will be expensed.

Concurrently, we initiated a plan to exit the remaining aspects of our existing futures business and to terminate the remaining client agreements with respect to exchange transactions. We estimate that we will incur the pre-tax costs set forth below that aggregate approximately $91.2 million in connection with this plan, primarily over the remainder of our 2015 fiscal year. We expect the effect of these costs to be approximately $65.8 million on an after-tax basis. Of the total estimated costs, approximately $23.0 million are of a non-cash nature and approximately $68.2 million will result in future cash expenditures.

Compensation and benefits (including severance costs, retention awards and amortization expense for existing restricted stock and restricted cash compensation awards)	$39.8
Accelerated capitalized software amortization	$20.8
Technology and communications service agreements	$24.5
Impairment of exchange memberships	$2.5
Other expenses	$3.6

Total:	$91.2

All of the above costs associated with our plan to exit our futures business, the nature of such costs and the effect of such costs are estimates only and are subject to change. These estimates, as well as other statements contained herein constitute “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts and represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group LLC

Date: April 15, 2015	/s/ Roland T. Kelly
Roland T. Kelly
Associate General Counsel and
Assistant Secretary